UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 19, 2020

Talos Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38497	82-3532642
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 Clay Street, Suite 3300 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code) (713) 328-3000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	TALO	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On June 19, 2020, in connection with the entry into the Purchase Agreement (as defined below), Talos Energy Inc. (the “Company”), Talos Production Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Talos Production”), and certain other direct and indirect subsidiaries of the Company and Talos Production entered into the Third Amendment to Credit Agreement and Borrowing Base Redetermination Agreement (the “Third Amendment”), which amended the Credit Agreement, dated as of May 10, 2018 (as amended by that certain Joinder, First Amendment to Credit Agreement, and Borrowing Base Reaffirmation Agreement, dated as of July 3, 2019, and as further amended by that certain Joinder, Commitment Increase Agreement, Second Amendment to Credit Agreement, Borrowing Base Redetermination Agreement, and Amendment to Other Credit Documents, dated as of December 10, 2019, and as further amended, supplemented, waived or otherwise modified from time to time) (the “Credit Agreement”), among the Company, Talos Production, JPMorgan Chase Bank, N.A., as administrative agent, the issuing banks, the lenders party thereto, and the other persons from time to time party thereto, in order to (i) increase the applicable margin for LIBOR loans and ABR loans by 0.25% for all borrowing base utilization percentages, (ii) decrease the borrowing base from $1.15 billion to $985 million and, if the Acquisition (as defined below) has not been consummated on or before the Castex Acquisition Outside Date (as defined in the Third Amendment), further decrease the borrowing base by an amount not to exceed $60 million as determined by the administrative agent and approved by the required lenders, (iii) add a hedging covenant that on or before ten business days after the consummation of the Acquisition, Talos Production or its restricted subsidiaries will enter into hedge transactions for at least 75% of the quarterly reasonably anticipated projected production of natural gas from proved developed producing reserves included in the Castex Acquisition reserve report for each quarter from June 19, 2020 to December 31, 2020 subject to certain limitations, (iv) add anti-cash hoarding language, (v) include certain conditions upon the consummation of the Acquisition, including maintaining compliance with the collateral coverage minimum and delivering title information covering 85% of the PV-10 of the proved reserves collectively evaluated by the Castex Acquisition reserve report and the spring 2020 reserve report and (vi) amend certain other provisions of the Credit Agreement as more specifically set forth in the Third Amendment.

A copy of the Third Amendment is attached as Exhibit 10.1 to this Current Report on Form 8-K (this “Current Report”) and incorporated herein by reference and is hereby filed. The description of the Third Amendment in this Current Report is a summary and is qualified in its entirety by reference to the complete text of such agreement.

Item 3.02.	Unregistered Sales of Equity Securities.

On June 19, 2020, the Company and Talos Production, entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with affiliates of Castex Energy 2005 (the “Seller”). Pursuant to the Purchase Agreement, among other things, Talos Production will acquire certain oil and natural gas properties and related assets of the Seller (the “Acquisition”). As partial consideration for the Acquisition, the Company agreed to issue to Seller approximately 4.95 million shares of the Company’s common stock, par value $0.01 per share (the “Acquisition Shares”).

The Acquisition Shares will be issued in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) and/or other exemptions thereunder, as promulgated by the Securities and Exchange Commission under the Securities Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit
10.1	Third Amendment to Credit Agreement and Borrowing Base Redetermination Agreement, dated as of June 19, 2020, by and among Talos Energy Inc., as holdings, Talos Production Inc., as borrower, each other credit party, JPMorgan Chase Bank, N.A., as administrative agent, each issuing bank, the swingline lender, and the lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 25, 2020

TALOS ENERGY INC.

By:	/s/ William S. Moss III
Name:	William S. Moss III
Title:	Executive Vice President, General Counsel and Secretary

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